[Exhibit 5 - Opinion of Thelen Reid & Priest LLP]

December 10, 2004

WinWin Gaming, Inc.
2980 South Rainbow Boulevard, Suite 200 K
Las Vegas, Nevada  89146

Re: REGISTRATION STATEMENT ON FORM S-8 (FILE NO. 333-117596), AS AMENDED BY POST-EFFECTIVE AMENDMENT NO. 1

Ladies and Gentlemen:

      We have acted as counsel to WinWin Gaming, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (File No. 333-117596), filed by the Company with the Securities and Exchange Commission on July 23, 2004, as amended by Post-Effective Amendment No. 1 thereto, which is being filed by the Company with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). The Registration Statement covers 20,000,000 shares of the Company's common stock (the "Shares"), offered on behalf of the Company in connection with the WinWin Gaming, Inc. 2003 Stock Plan (the "Plan").

      In connection with this opinion, we have examined the Registration Statement, the Plan and the Company's Certificate of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents as we have deemed necessary to enable us to render the opinion hereafter expressed.

      In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as certified or photostatic copies.

      As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Company.

      Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

      This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and any re-offer prospectus included as part of the Registration Statement.

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      This opinion is rendered solely for your benefit and may not be relied upon or used by, circulated, quoted or referred to, nor may copies hereof be delivered to, any other person without our prior written approval.

      This opinion is limited to laws currently in effect on the date hereof and to the facts as they currently exist. We assume no obligation to revise, supplement or otherwise update this opinion.

                                       Very truly yours,

                                       /s/ Thelen Reid & Priest LLP

                                       THELEN REID & PRIEST LLP